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                                                                 Exhibit (10)(t)

                                December 30, 1998

Mr. John W. (Jack) Watson
30 Charterhouse Cr.
Ancaster, Ontario, Canada L9G 4E5

Dear Jack:

This is to confirm our conversation today in which we advised you that your employment with Cold Metal Products Company, Ltd. ("CMP" or the "Company") would cease effective January 4, 1999.

The Company will provide you with the following compensation and benefits in satisfaction of all of its obligations to you (including all statutory obligations in respect of termination pay, severance pay and vacation pay pursuant to applicable employment standards legislation) and in lieu of actual notice of termination.

1.       Compensation
         ------------

         The Company will continue to pay your salary at the rate of $167,000 per annum for a maximum of twenty-one (21) months concluding not later than September 30, 2000, (the "notice period"). CMP will continue to pay your salary in the ordinary course.

         CMP undertakes to pay your salary throughout the notice period of twenty-one months, subject to your notifying us of your having commenced alternate employment prior to the expiration of that twenty-one month period.

         In the event that you do commence alternate employment during the notice period, CMP will cease paying salary continuation and will calculate the amount of salary which would have been paid to you during the balance of the twenty-one month period and arrange for the issuance to you of a check for 60% of that amount, subject to necessary deductions, and Mr. Watson's direction concerning treatment for income tax purposes.

         Your entitlement to salary continuation and to any lump sum payment as provided for above is expressly contingent upon your prompt and faithful reporting to us of any alternate employment which you might commence after today's date.

         As a participant in the Company's Deferred Compensation Plan, your account will be paid to you in accordance with the terms of the Plan. For details, please contact John Sloe.

         Company Car: As you know, you are in possession of a Company leased car. We will make arrangements for your purchase of the vehicle under the terms of the lease. Mr. Watson shall have the use of the companay car plus the PHH service card until August 31, 1999.


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Mr. John W. (Jack) Watson
December 30, 1998
Page 2

         Club Membership: Details of the availability of your account will be made available from John Sloe.

         Board Membership: Enclosed is a resignation form from the Board of Cold Metal Products Company, Ltd. for your signature.

2.       Benefits
         --------

         a) During the period commencing with your receipt of this letter, CMP will continue all of your currently enjoyed insured benefits (other than weekly indemnity and long-term disability coverage) and your participation in the pension plan until September 30, 2000, and the date upon which you commence alternate employment. Weekly indemnity and long-term disability coverage will cease effective January 4, 1999. If you have any questions concerning your benefit coverage, please contact Ron Gratton, (telephone: 905-544-2803 extension 2258), who will be glad to assist you.

         b) Following the conclusion of the "notice period" or the date at which alternate employment is commenced, the Company will provide insured benefits in accordance with normal retirement policies for CMP, Ltd. for retirees.

3.       Pension
         -------

         You will, of course, be entitled to your pension benefits in accordance with the terms of the pension plan and will receive all the relevant information in due course.

4.       Alternate Employment
         --------------------

         For the purposes of this letter and CMP obligations to you, "alternate employment" shall mean any gainful employment obtained by you or your entering into any business or undertaking with a view to earning an income, either individually or in any partnership or jointly in conjunction with any person or persons, firms or associations, syndicate, company or corporation, as a principal, agent, participant, shareholder, director, officer, employee, consultant or in any other manner, whether part time, full time or on a consulting or advisory basis.

5.       Vacation Pay
         ------------

         Vacation pay accrued to 1/4/99 will be paid on or before 1/31/99. No further vacation pay will accrue or be payable.

6.       Business Expenses
         -----------------

         We will reimburse you for any allowable business expenses incurred up to and including today's date. Please submit an expense report in this regard.


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Mr. John W. (Jack) Watson
December 30, 1998
Page 3

In consideration of the foregoing, you agree that:

1. You shall not use or disclose, without the consent of the Company, any trade secrets, confidential or proprietary information of or concerning the Company, its owners, affiliates, clients or suppliers;

2. You shall refrain from any statements inimical to the best interests of the Company and, particularly, shall make no adverse or unfavorable public statements concerning the Company or your relationship with it;

3. You shall return all records and copies of records dealing with the operations and activities of the Company, its owners, affiliates, clients or suppliers.

4. You shall not make any claim or commence or maintain any action or proceeding against any other person or corporation who or which might claim contribution, indemnity or relief over from the Company; and

5. You will maintain the terms of this arrangement in strict confidence and will not disclose them, except to the extent that such disclosure may be required by law or to permit you to obtain tax planning, legal or similar advice.

Please signify your acceptance of all of these terms of termination by signing and returning the enclosed duplicate of this letter, together with a fully executed copy of the enclosed release no later than March 24, 1999.

We thank you for your efforts during your employment with CMP and wish you success in your future endeavors.

                                                Yours very truly,

                                                COLD METAL PRODUCTS, INC.


                                                Raymond P. Torok
                                                President and C.E.O.

I HAVE READ, UNDERSTAND AND HEREBY VOLUNTARILY ACCEPT THE TERMS AS SET OUT ABOVE IN FULL AND FINAL SATISFACTION OF ALL CLAIMS WHICH I MIGHT HAVE AS A RESULT OF THE TERMINATION OF MY EMPLOYMENT BY CMP, INCLUDING ANY CLAIM TO TERMINATION PAY OR SEVERANCE PAY UNDER THE EMPLOYMENT STANDARDS ACT (ONTARIO).

Dated:       3-24-99
       ------------------------
By:      /s/ John W. Watson
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       John W. (Jack) Watson